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Genta Summarizes Phase 2 Activity and Receives Orphan Drug Designation in Gastric Cancer for
Tesetaxel, a Leading Oral Taxane in Clinical Development
BERKELEY HEIGHTS, NJ — January 5, 2009 — Genta Incorporated (OTCBB: GNTA.OB) announced today that the Company has received notice from the U.S Food and Drug Administration (FDA) that tesetaxel, the latest addition to Genta’s oncology product portfolio, has been granted designation as an “Orphan Drug” for treatment of patients with advanced gastric cancer. Orphan drug status provides for a period of marketing exclusivity, certain tax benefits, and an exemption from certain fees upon submission of a New Drug Application. As a late Phase 2 agent, the Company believes tesetaxel is the leading oral taxane currently in clinical development.
In the completed Phase 2 study, 35 patients with advanced gastric cancer were treated with tesetaxel at doses ranging from 27 to 35 mg/m2 once every three weeks. All patients had received extensive prior treatment, having failed a combination regimen that included cisplatin plus 5-fluorouracil or Xeloda®, and all but 2 patients had received a third chemotherapy drug with this regimen. Final intent-to-treat analysis, including all patients enrolled in the study, showed that 5 patients achieved a partial response, 2 patients achieved a partial response unconfirmed by CT scan, and 14 patients achieved stable disease, for an overall major response rate of 20% and a disease-control rate of 60%. The most serious adverse reaction was Grade 3-4 neutropenia, which occurred in 57% of patients. Six patients failed to complete the first course of treatment. Five patients died on study from differing causes that included intestinal perforation, pneumonia, hepatic failure, hemorrhagic shock, and rapid disease progression. One patient withdrew before receiving the first treatment dose.
“These response data for tesetaxel in a critically ill patient population show clinical activity at levels that are at least comparable to studies with other taxanes,” said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer. “Based on these data, we have consulted extensively with international experts and will be defining a global registration path for tesetaxel as a 2nd-line treatment for patients with advanced gastric cancer. FDA designation as an Orphan Drug provides important assistance in the clinical development process.”

About Tesetaxel
Tesetaxel is a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel. However, both prototype agents suffer from serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation. Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).
With administration as an oral capsule, tesetaxel was developed to maintain the high antitumor activity of the taxane drug class while eliminating infusion reactions, reducing neuropathy, and increasing patient convenience. The oral route also enables development of novel schedules that may expand dosing options when tesetaxel is used alone or in combination with other anticancer drugs. Preclinically, tesetaxel has demonstrated substantially higher activity against cell lines that were resistant to paclitaxel and docetaxel, since acquired resistance is not mediated by the multidrug-resistant p-glycoprotein.
As a late Phase 2 oncology product, tesetaxel has demonstrated anticancer activity in its initial clinical trials, and the drug has not been associated with the severe infusion reactions that are linked with other taxanes. Moreover, unlike other oral taxanes, nerve damage has not been a prominent side effect of tesetaxel. Thus, the drug offers substantial opportunities to improve patient convenience, safety, and anticancer activity. More than 250 patients worldwide have been treated with oral tesetaxel in Phase 1 and Phase 2 clinical trials.
About Genta
Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor
This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact. The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements. The Company does not undertake to update any forward-looking statements. Factors that could affect actual results include, without limitation, risks associated with:
•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”);

•	the safety and efficacy of the Company’s products or product candidates;

•	the Company’s assessment of its clinical trials;

•	the commencement and completion of clinical trials;

•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;

•	the impact of litigation that has been brought against the Company; and

•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.
SOURCE: Genta Incorporated
CONTACT:
Genta Investor Relations
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